www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER RESULTS
Earnings per Share Increased 3.6% to $1.16
Sales Increased 4.5% to $1.85 Billion
Comparable Store Sales Decreased 0.5%
Announces CFO Retirement and Planned Management Succession

Brentwood, TN, July 20, 2016 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its second quarter ended June 25, 2016.

Second Quarter Results
As previously reported in the Company’s Business Update press release on June 29, 2016, net sales for the second quarter 2016 increased 4.5% to $1.85 billion from $1.77 billion in the second quarter of 2015. Comparable store sales decreased 0.5% versus a 5.6% increase in the prior year’s second quarter. Comparable average ticket decreased 1.9% and comparable store transaction counts increased 1.5%, representing the 33rd consecutive quarter of transaction count growth. In the quarter, comparable store sales were negatively impacted by a decline in sales of big ticket categories, such as riding lawn mowers, outdoor recreation, tillers and other power equipment, as well as soft sales in key spring items such as live goods, mower parts and attachments, and other lawn and garden categories. The Livestock and Pet category experienced continued strength and offset a portion of the comparable same store sales decline with a mid-single digit comparable store sales increase in each month of the quarter.

Gross profit increased 3.8% to $649.2 million from $625.3 million in the prior year’s second quarter and gross margin declined to 35.0% compared to 35.3% in the prior year period. Gross margin was negatively affected by a shift in the mix of products sold and higher freight expense from an increase in inbound miles and other transportation costs, which was partially offset by lower diesel fuel costs. These adverse factors more than offset the favorable impact of the Company’s ongoing margin initiatives.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 5.2% to $400.0 million from $380.2 million in the prior year period. As a percent of net sales, SG&A increased to 21.6% compared to 21.4% in the second quarter of 2015. The increase as a percentage of net sales was primarily attributable to the decline in comparable store sales and the incremental costs associated with the Company’s new distribution facilities. These increases were partially offset by strong expense control and lower year-over-year incentive compensation expense as a percentage of net sales.

Net income increased 2.0% to $156.4 million from $153.3 million and diluted earnings per share increased 3.6% to $1.16 from $1.12 in the second quarter of the prior year.

The Company opened 22 new stores and closed one store, a Del’s store, in the second quarter of 2016 compared to 17 new store openings and one store closure in the prior year period.

Greg Sandfort, Chief Executive Officer, stated, “While it’s our job to manage the business through changes in weather and other external factors, the extreme weather patterns in the first two months of the quarter simply proved to be too much to overcome in the more seasonal segments of our business. We also do not anticipate that a significant shift in sales will come into the third quarter. As such, we have become a bit more cautious in our outlook for the remainder of the year, although last year’s comparable sales comparisons are more favorable in the second half.”

Mr. Sandfort continued, “Tractor Supply will continue to invest in our business to drive sales, shorten our supply chain timeline and increase our overall productivity and profitability as a company. We are continuing our test and learn process on the merchandise side, along with implementing an improved allocation system, expanding our new customer loyalty program pilot, growing our store mobile point of sale test and conducting a comprehensive distribution center network analysis. We are pleased with the progress we are making on all of these initiatives. We continue to manage the business with the future in mind and believe continuous improvement in our product and service offerings, in addition to improving systems and efficiencies, will keep Tractor Supply well positioned for growth.”

First Six Months Results
Net sales increased 7.0% to $3.32 billion from $3.10 billion in the first six months of 2015. Comparable store sales increased 1.9% versus a 5.7% increase in the first six months of 2015. Gross profit increased 6.9% to $1.14 billion from $1.07 billion and gross margin decreased to 34.4% from 34.5% in the first six months of 2015.

Selling, general and administrative expenses, including depreciation and amortization, increased 7.4% to $786.2 million, and increased as a percent of sales to 23.7% compared to 23.6% for the first six months of 2015.

Net income increased 6.0% to $224.1 million from $211.4 million and net income per diluted share increased 7.8% to $1.66 from $1.54 for the first six months of 2015.

The Company opened 58 new stores and closed four stores, all of which were Del’s stores, in the first six months of 2016 compared to 58 new store openings and two store closures during the first six months of 2015.

Fiscal 2016 Outlook
As previously stated in the Company’s Business Update press release dated June 29, 2016, the Company has updated its guidance for the expected results of operations in fiscal 2016. A summary of the fiscal 2016 outlook is as follows:

Net Sales	$6.8 billion - $6.9 billion
Comparable Store Sales	2.5% - 3.5%
Net Income	$451 million - $456 million
Earnings per Diluted Share	$3.35 - $3.40
Capital Expenditures	$230 million - $250 million

Included in this forecast are additional expenses related to the first year of operations for the new Casa Grande, Arizona distribution center. The forecast also considers the impact of the additional 53rd week in fiscal 2016. Anticipated capital expenditures include spending to support 115 - 120 new store openings.

Planned Management Succession
The Company also announced today that Anthony F. Crudele has notified the Company that he plans to retire from his position as Executive Vice President, Chief Financial Officer (CFO) and Treasurer during the first quarter of fiscal 2017 after completing his year-end reporting responsibilities. Kurt D. Barton, the Company’s Senior Vice President and Corporate Controller, will succeed Mr. Crudele as Senior Vice President, Chief Financial Officer and Treasurer. As part of the planned succession, Mr. Crudele and Mr. Barton will work together over the next seven months to ensure a smooth transition of duties.

Mr. Barton joined the Company in August 1999 and has served as the Company’s Corporate Controller since 2009. Mr. Barton has direct responsibility for the Company’s accounting, financial reporting, tax, purchasing, master data management, accounts payable and inventory control functions and is an integral part of the Company’s corporate finance and strategy team. Mr. Barton was promoted to Senior Vice President earlier this year. Mr. Barton also served as Director, Internal Audit from 2002 to 2009 and held other leadership roles in accounting during his tenure with the Company.  Mr. Barton, a Certified Public Accountant, began his career in public accounting in 1993, spending six years at Ernst & Young, LLP.
Greg Sandfort, Chief Executive Officer, stated, “All of us at Tractor Supply would like to congratulate Tony on his planned retirement and thank him for his many contributions to the Company. Tony has played an integral role in the

Company’s growth and success over the last 11 years. His accomplishments include improving the Company’s forecasting and use of data to drive decisions, developing a more disciplined capital allocation program, leading our continuous improvement process (Tractor Value System) and enhancing the strategic planning process as well as building an effective working relationship with the investment community.”

Mr. Sandfort added: “During his tenure, Tony developed a strong finance and accounting team, and we are fortunate to be in a position to promote Kurt Barton to succeed Tony as CFO. Kurt has been with Tractor Supply for 17 years and served as the Company’s Corporate Controller since 2009. Kurt is a talented financial leader with a track record of creating value. Kurt’s energy and enthusiasm for the business is evident, and he has a deep understanding of the business and strong relationships across the organization. I congratulate Kurt on his upcoming promotion and look forward to working with him as we continue to drive the growth of the Company.”

Commenting on his planned retirement, Anthony Crudele stated, “It has been a privilege and honor to be part of the Tractor Supply family and leadership team over the past 11 years. I am proud of the culture we have continued to build and the opportunity to have contributed to the Company’s success. Tractor Supply is a unique company with a deep rooted culture of Mission and Values and a great team of people who care about the business and each other. Having worked closely with Kurt and the finance team, I have the utmost confidence that he and the team will continue to move the business forward and I know I am leaving the organization in good hands.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly and full year results. The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
At June 25, 2016, Tractor Supply Company operated 1,542 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 25, 2016		June 27, 2015		June 25, 2016		June 27, 2015

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,852,534	100.0%	$1,772,900	100.0%	$3,320,331	100.0%	$3,104,252	100.0%
Cost of merchandise sold	1,203,312	65.0	1,147,580	64.7	2,176,665	65.6	2,034,327	65.5
Gross profit	649,222	35.0	625,320	35.3	1,143,666	34.4	1,069,925	34.5

Selling, general and administrative expenses	365,916	19.8	349,842	19.7	718,588	21.6	671,318	21.6
Depreciation and amortization	34,057	1.8	30,313	1.7	67,634	2.0	60,595	2.0

Operating income	249,249	13.4	245,165	13.9	357,444	10.8	338,012	10.9
Interest expense, net	1,910	0.1	832	0.1	3,035	0.1	1,698	0.1

Income before income taxes	247,339	13.3	244,333	13.8	354,409	10.7	336,314	10.8
Income tax expense	90,914	4.9	91,002	5.1	130,316	3.9	124,943	4.0
Net income	$156,425	8.4%	$153,331	8.7%	$224,093	6.8%	$211,371	6.8%

Net income per share:
Basic	$1.17		$1.13		$1.68		$1.55
Diluted	$1.16		$1.12		$1.66		$1.54

Weighted average shares outstanding:
Basic	133,564		136,120		133,597		136,233
Diluted	134,562		137,400		134,635		137,567

Dividends declared per common share outstanding	$0.24		$0.20		$0.44		$0.36

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015

Net income	$156,425	$153,331	$224,093	$211,371

Other comprehensive loss:
Change in fair value of interest rate swap, net of taxes	(1,362)	—	(1,362)	—
Total other comprehensive loss	(1,362)	—	(1,362)	—
Total comprehensive income	$155,063	$153,331	$222,731	$211,371

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 25, 2016	June 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$151,112	$56,317
Inventories	1,366,499	1,293,146
Prepaid expenses and other current assets	67,613	62,039
Income taxes receivable	3,311	—
Total current assets	1,588,535	1,411,502

Property and equipment:
Land	94,387	84,391
Buildings and improvements	870,053	723,455
Furniture, fixtures and equipment	544,724	474,975
Computer software and hardware	199,058	166,684
Construction in progress	55,014	74,245
Property and equipment, gross	1,763,236	1,523,750
Accumulated depreciation and amortization	(861,274)	(754,847)
Property and equipment, net	901,962	768,903

Goodwill	10,258	10,258
Deferred income taxes	58,812	60,980
Other assets	19,199	19,627

Total assets	$2,578,766	$2,271,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$430,394	$452,669
Accrued employee compensation	27,744	28,910
Other accrued expenses	201,077	185,631
Current portion of long-term debt	10,000	—
Current portion of capital lease obligations	1,081	441
Income taxes payable	54,139	77,950
Total current liabilities	724,435	745,601

Long-term debt	186,212	—
Capital lease obligations, less current maturities	21,494	8,652
Deferred rent	89,317	81,446
Other long-term liabilities	55,379	52,124
Total liabilities	1,076,837	887,823

Stockholders’ equity:
Common stock	1,358	1,349
Additional paid-in capital	647,719	563,096
Treasury stock	(1,536,695)	(1,261,625)
Accumulated other comprehensive loss	(1,362)	—
Retained earnings	2,390,909	2,080,627
Total stockholders’ equity	1,501,929	1,383,447

Total liabilities and stockholders’ equity	$2,578,766	$2,271,270

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	June 25, 2016	June 27, 2015
Cash flows from operating activities:
Net income	$224,093	$211,371
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,634	60,595
Loss (gain) on disposition of property and equipment	233	(15)
Share-based compensation expense	11,212	9,835
Excess tax benefit of stock options exercised	(10,282)	(12,900)
Deferred income taxes	(3,618)	(11,236)
Change in assets and liabilities:
Inventories	(82,124)	(177,696)
Prepaid expenses and other current assets	19,897	4,405
Accounts payable	3,145	81,846
Accrued employee compensation	(14,940)	(8,146)
Other accrued expenses	(9,972)	(4,533)
Income taxes	59,424	78,414
Other	3,214	1,475
Net cash provided by operating activities	267,916	233,415
Cash flows from investing activities:
Capital expenditures	(100,956)	(97,014)
Proceeds from sale of property and equipment	40	301
Net cash used in investing activities	(100,916)	(96,713)
Cash flows from financing activities:
Borrowings under senior credit facility	595,000	180,000
Repayments under senior credit facility	(547,500)	(180,000)
Debt issuance costs	(1,380)	—
Excess tax benefit of stock options exercised	10,282	12,900
Principal payments under capital lease obligations	(513)	(199)
Repurchase of shares to satisfy tax obligations	(843)	(1,095)
Repurchase of common stock	(106,905)	(124,540)
Net proceeds from issuance of common stock	30,943	30,466
Cash dividends paid to stockholders	(58,785)	(49,051)
Net cash used in financing activities	(79,701)	(131,519)
Net change in cash and cash equivalents	87,299	5,183
Cash and cash equivalents at beginning of period	63,813	51,134
Cash and cash equivalents at end of period	$151,112	$56,317

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,153	$694
Income taxes	73,205	57,367

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$5,218	$4,122
Non-cash accruals for construction in progress	32,075	22,442

Selected Financial and Operating Information
(Unaudited)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Sales Information:
Comparable store sales increase	(0.5)%	5.6%	1.9%	5.7%
New store sales (% of total sales)	5.2%	5.8%	5.2%	5.9%
Average transaction value	$46.75	$47.54	$44.76	$45.04

Comparable store average transaction value increase	(1.9)%	1.3%	(0.8)%	1.1%
Comparable store average transaction count increase	1.5%	4.2%	2.7%	4.5%
Total selling square footage (000’s)	24,864	23,086	24,864	23,086
Exclusive brands (% of total sales)	31.0%	30.6%	31.8%	31.9%
Imports (% of total sales)	11.5%	11.4%	11.8%	11.5%

Store Count Information:
Beginning of period	1,521	1,422	1,488	1,382
New stores opened	22	17	58	58
Stores closed	(1)	(1)	(4)	(2)
End of period	1,542	1,438	1,542	1,438

Pre-opening costs (000’s)	$2,305	$1,791	$4,816	$4,558

Balance Sheet Information:
Average inventory per store (000’s) (a)	$824.6	$834.9	$824.6	$834.9
Inventory turns (annualized)	3.43	3.55	3.21	3.33
Share repurchase program:
Cost (000’s)	$7,803	$76,595	$106,905	$124,540
Average purchase price per share	$89.90	$87.45	$84.12	$84.60

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$33.5	$16.0	$56.0	$37.0
Existing stores	17.4	4.7	21.8	7.1
Information technology	10.5	5.6	17.3	12.1
Distribution center capacity and improvements	2.8	21.8	5.8	40.2
Corporate and other	0.1	0.1	0.1	0.6
Total	$64.3	$48.2	$101.0	$97.0

(a) Assumes average inventory cost, excluding inventory in transit.